Exhibit 99.2

Fourth-Quarter and Full Year 2006 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter and for the full year 2006?

The Oilfield Services pretax return on sales for the fourth quarter of 2006 was 28.4% versus 28.2% in the previous quarter. For the full year 2006, Oilfield Services pretax return on sales was 27.5% versus 22.2% in 2005.

Q2)	What is the capex guidance for 2007?

Oilfield Services capex is expected to approach $2.6 billion for the full year 2007, an increase of 24% over 2006.

B)	WesternGeco

Q3)	Was the acquisition of Baker Hughes’ 30% interest in WesternGeco accretive to EPS in 2006?

Yes, the acquisition of Baker Hughes’ 30% interest in WesternGeco was accretive by approximately $0.06 to the diluted earnings per-share in 2006.

Q4)	What was the dollar amount of multiclient surveys capitalized for the fourth quarter and in the full year 2006?

WesternGeco capitalized $59 million of multiclient surveys in the fourth quarter and $180 million for the full year 2006.

Q5)	What multiclient sales were made in the fourth quarter and in the full year 2006?

Multiclient sales, including transfer fees, reached $258 million in the fourth quarter and $770 million in the full year 2006.

Q6)	What is the capex guidance for 2007?

WesternGeco capex is expected to reach $425 million in 2007—excluding $300 million of significantly pre-funded multiclient surveys—versus $345 million and $217 million respectively in 2006.

Q7)	What was WesternGeco backlog at the end of the fourth quarter?

WesternGeco backlog was $1.1 billion, marginally lower than the $1.2 billion at the end of the previous quarter.

C)	Schlumberger Limited

Q8)	What were the Schlumberger pretax and after-tax returns-on-sales, before minority interest, for the fourth quarter of 2006?

The pretax return on sales from continuing operations, before charges and credits, was 27.4% for the fourth quarter—versus 26.6% in the third quarter.

The after-tax return on sales from continuing operations, before minority interest and charges and credits, was 21.1% for the fourth quarter compared to 20.2% in the third quarter.

Q9)	What was stock-based compensation expense for the fourth quarter and for the full year 2006? What is it estimated to be in 2007?

The stock-based compensation expense for the fourth quarter—including the impact of the adoption of SFAS 123R—was $30 million, or $0.02 per share, the same level as in the third quarter. This expense was $114 million, or $0.09 per share, for the full year 2006.

Total stock-based compensation expense in 2007 is currently estimated to be approximately $150 million, or $0.12 per share.

Q10)	What was net debt† at the end of the quarter?

Net debt was $2.83 billion as of December 31, 2006, in comparison to $3.17 billion at the end of the third quarter. This figure includes $119 million for the stock buyback program, $837 million of capital expenditures and $247 million of business acquisitions during the fourth quarter.

†Net debt is gross debt less cash, short-term investments as well as fixed-income investments held to maturity.

Q11)	What is included in “Interest and Other Income”?

“Interest and Other Income” for the fourth quarter of 2006 consisted of the following:

(in millions)
Interest Income	$27
Equity in net earnings of affiliated companies	60

$87

Q12)	How did interest income and interest expense change during the quarter?

Interest income of $27 million increased $1.8 million sequentially. The average return of 4.8% decreased 0.1% sequentially. The average investment balance of $2.2 billion increased $278 million sequentially.

Interest expense of $63 million increased $0.9 million sequentially. The average borrowing rates of 4.6% was flat sequentially. The average debt balance of $5.4 billion increased $217 million sequentially.

Q13)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $10.5 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

Q14)	Why is there a difference between the Schlumberger pretax income, before charges, credits and interest, and the pretax income of the two business segments?

The $86.5 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on post-retirement benefits and stock-based compensation costs.

Q15)	How does Schlumberger compute basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated by first adding back to net income the interest expense on the convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of the adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The shares from the potential conversion of the convertible debentures amount to 38 million, and the interest expense on the convertible debentures was $7.2 million for the fourth quarter.

Q16)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 36.3% in the fourth quarter of 2006, versus 32.9% in the third quarter of 2006 and 31.9% in the fourth quarter of 2005.

† ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

Q17)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate from continuing operations, before charges and credits, in the fourth quarter was 23.0% compared to 24.1% in the prior quarter. The sequential decrease in the ETR was primarily due to a reduction in the tax rate in WesternGeco which had higher pretax income in lower tax and deemed profit jurisdictions together with tax efficiencies arising from integration following the acquisition of the 30% minority interest.

The effective tax rate for 2007 is expected to be in line with the rate for fiscal 2006, although we may experience some volatility in the ETR on a quarterly basis due to the geographic mix of earnings.

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under the SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )
	Fourth Quarter 2005
	Pretax	Tax	Min Int	Net	Diluted EPS
Income from Continuing Operations per Consolidated Statement of Income	$901.5	$207.1	$(33.8)	$660.6	$0.54

Add back Charges & Credits:

- Gain on sale of Hanover Compressor stock	(20.9)	—	—	(20.9)	(0.02)

Income from Continuing Operations before charges & credits	$880.6	$207.1	$(33.8)	$639.7	$0.52

	Fourth Quarter 2005
Continuing operations	GAAP	Before Charges & Credits
Pretax return on sales	22.4%	21.9%

After tax before minority interest return on sales	17.3%	16.7%

Effective tax rate	23.0%	23.5%

This document, the fourth-quarter and full-year 2006 earnings release and other statements we make contain forward-looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock buy-back program; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our fourth-quarter and full-year 2006 earnings release, our most recent Form10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.